August 27, 2015

Sphere 3D Corp.
240 Matheson Boulevard East
Mississauga, ON L4Z 1X1
Canada

Re:	Registration of Securities of Sphere 3D Corp.

Ladies and Gentlemen:

We have acted as special counsel to Sphere 3D Corp., a corporation amalgamated under the Business Corporations Act (Ontario) (the “Company”), in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form F-3 (File No. 333-206357) (the “Registration Statement”), filed on August 14, 2015 with the United States Securities and Exchange Commission, relating to the offer and sale, from time to time by the Company of such indeterminate number of common shares of the Company (the “Shares”) and/or warrants (the “Warrants” and together with the Shares, the “Registration Securities”) to purchase common shares of the Company (the “Underlying Shares”) in any combination as shall have an aggregate initial offering price not to exceed $40,000,000.

The Registration Securities may be sold by the Company from time to time as set forth in the Registration Statement, the prospectus which forms a part of the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to such Prospectus (each, a “Prospectus Supplement”). The Warrants may be issued under warrant agreements, indentures and/or certificates (collectively, the “Warrant Documents”), to be entered into among the Company and other applicable parties thereto.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(i) the Registration Statement;

(ii) the certificate and articles of amalgamation of the Company (the “Articles”);

August 27, 2015 - Page 2

(iv) the by-laws of the Company (together with the Articles, the “Constating Documents”); and

(v) certain resolutions (the “Board Resolutions”) of the Board of Directors of the Company (the “Board of Directors”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company is validly existing, will have the corporate power to perform its obligations under any Warrant or Warrant Document, and that it will have taken the required steps to authorize the creation of such obligations under the Business Corporations Act (Ontario). We have also assumed that either California or New York law will be chosen to govern the Warrants and the Warrant Documents and that such choice is a valid and legal provision. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

In connection with each of the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Registration Securities, (i) the Board of Directors has taken all necessary corporate action to authorize the issuance and sale of such Registration Securities in accordance with the Board Resolutions and such authorization has not been modified or rescinded, (ii) the Registration Statement’s effectiveness has not been terminated or rescinded, (iii) an appropriate prospectus supplement with respect to such Registration Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (iv) the Company will issue and deliver such Registration Securities, and such Registration Securities will be paid for, in the manner contemplated by the Registration Statement and, if the Registration Securities consists of common shares, including common shares which may be issued upon conversion or exercise of any Registration Securities convertible into or exercisable for common shares, will have been authorized and the requisite number of shares of common shares will have been reserved for issuance, in each case, within the limits of the then remaining authorized but unissued and unreserved amounts of such common shares, and (v) there has not occurred any change in law affecting the validity or enforceability of such Registration Securities. We have also assumed that the terms of the issuance and sale of any Registration Securities have been duly established in conformity with the Constating Documents and that none of the terms of any Registration Securities to be established after the date hereof, nor the issuance and delivery of such Registration Securities, nor the compliance by the Company with the terms of such Registration Securities will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

August 27, 2015 - Page 3

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

With respect to any Warrants offered under the Registration Statement (the “Offered Warrants”), when (i) the common shares relating to such Offered Warrants have been duly authorized for issuance, (ii) the applicable Warrant Documents have been duly authorized, executed and delivered by each party thereto, and (iii) the Offered Warrants have been duly authorized, executed, issued and delivered in accordance with the terms of the applicable Warrant Documents and any applicable underwriting or other agreement, the Offered Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity, and possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors' rights.

The law covered by this opinion is limited to the present law of the State of California and the State of New York. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully Submitted,

/s/ O’Melveny & Myers LLP